Exhibit 14.1

Pinaki & Associates LLC

Certified Public Accountant

625 Barksdale Rd, Ste# 113

Newark, DE 19711

510-274-5471

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 2, 2015 with respect to the consolidated statements of financial position as at December 31, 2014 and 2013 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended; and a summary of significant accounting policies and other explanatory information, included in the Annual Report (Form 20-F) as at December 31, 2014.

Pinaki & Associates LLC

Certified Public Accountants

Newark, Delaware

January 18, 2016